Exhibit 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED

CREDIT AGREEMENT AND CONSENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT (this “Amendment”) dated as of January 1, 2022, by and among FEDERAL REALTY INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), each of the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of July 25, 2019 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of May 6, 2020 and as otherwise amended and in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower intends to enter into certain reorganization transactions pursuant to which, (i) the Borrower will form a Maryland real estate investment trust which shall be a wholly-owned subsidiary of the Borrower (the “Parent”), (ii) the Parent shall form a new wholly-owned Maryland real estate investment trust (“Merger Sub”) and (iii) Merger Sub shall be merged with and into the Borrower (the “Merger”) such that, after giving effect to such merger, the Borrower shall initially be the wholly-owned subsidiary of the Parent and shall, prior to the Conversion (as defined below), be temporarily renamed “Federal Realty Interim Real Estate Investment Trust” or such other name as determined by the Borrower (provided that if such name is not “Federal Realty Interim Real Estate Investment Trust” and it remains the name of the Borrower for more than 10 calendar days, the Borrower shall give the Administrative Agent prompt notice of such changed name);

WHEREAS, immediately after the effectiveness of the Merger, the Parent shall change its name to “Federal Realty Investment Trust” and shall maintain its status as a real estate investment trust;

WHEREAS, after the effectiveness of the Merger, and in any event within ten (10) calendar days thereafter, (i) the Borrower shall convert to a limited partnership known as “Federal Realty OP LP” (the “Conversion”) with the Parent acting as the initial sole limited partner thereof, and the Borrower shall no longer maintain its status as a real estate investment trust, and (ii) Federal Realty GP LLC, a Delaware limited liability company wholly-owned by the Parent (the “General Partner”) shall be the general partner of the Borrower (collectively, with the Merger and the name changes referenced above, the “Reorganization Transactions”); and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent consent to the Reorganization Transactions, including the change of control effected thereby, and the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Specific Amendments to the Credit Agreement. As of the Second Amendment Date, the parties hereto agree that the Credit Agreement shall be amended as follows:

(a) The Credit Agreement is amended by restating the definitions of “Anti-Corruption Laws”, “Eligible Assignee”, “Guarantor”, “Interest Period”, “Mandatorily Redeemable Stock”, “Material Adverse Effect”, and “Preferred Dividends” contained in Section 1.1. thereof in their entirety as follows:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the General Partner, the Borrower or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent, the General Partner, the Borrower, any of the Parent’s, the General Partner’s or the Borrower’s Affiliates or Subsidiaries or any Defaulting Lender.

“Guarantor” means any Person that guarantees all or a portion of the Obligations including, at all times after delivery of the Parent/General Partner Guaranty (if ever), the Parent and, at all times after delivery of the Parent/General Partner Guaranty (if ever), the General Partner.

“Interest Period” means:

(a) with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing, each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day); and

(b) with respect to each Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than 7 nor more than 180 days thereafter, as the Borrower may select as provided in Section 2.2.(b).

Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Revolving Termination Date, such Interest Period shall end on the Revolving Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Mandatorily Redeemable Stock” means, with respect to a Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest (including interests in the Borrower and in “downREIT” Subsidiaries of the Borrower) which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Revolving Termination Date. For purposes of this definition, Equity Interests in any of the following Subsidiaries which the Borrower is obligated to acquire pursuant to currently existing agreements (as in effect on the April 20, 2016) with the holders of such Equity Interest shall not be considered to be Mandatorily Redeemable Stock: Congressional Plaza Associates, LLC; NVI-Avenue, LLC; Shrewsbury Commons LP; Route 35 Shrewsbury LP; Sea Girt LP; San Antonio Center II, LLC; FR Montrose Crossing LLC; Rosecrans-Sepulveda Partners 3, LLC; and Federal Realty Partners L.P.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower and/or the Parent and their respective Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity issued by the Borrower, a Subsidiary or an Unconsolidated Affiliate (including any distributions by the Borrower to the General Partner or Parent to make payments with respect to Preferred Equity of the Parent or the General Partner). Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or a Subsidiary; or (c) constituting balloon, bullet or similar redemptions resulting in the redemption of Preferred Equity in full.

(b) The Credit Agreement is further amended by adding the following definitions of “General Partner”, “Parent”, “Parent/General Partner Guaranty”, “Second Amendment” and “Second Amendment Date” in the appropriate alphabetical location:

“General Partner” means Federal Realty GP LLC, a limited liability company formed under the laws of the State of Delaware.

“Parent” means Federal Realty Investment Trust, a real estate investment trust formed under the laws of the State of Maryland, formerly known as FRT Holdco REIT.

“Parent/General Partner Guaranty” means the Parent/General Partner Guaranty delivered (if ever) pursuant to Section 7.14. and substantially in the form of Exhibit R.

“Second Amendment” means that certain Second Amendment to Amended and Restated Credit Agreement dated as of January 1, 2022 relating to this Agreement.

“Second Amendment Date” means January 1, 2022.

(c) The Credit Agreement is further amended by restating Section 1.4 thereof in its entirety as follows:

Section 1.4. Rates.

The interest rate on LIBOR Loans and Base Rate Loans may be determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on LIBOR Loans or Base Rate Loans. There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current index is no longer available or in certain other circumstances set forth in Sections 4.2.(b)—(e), such Section 4.2.(b)—(e) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 4.2(d) , of any change to the reference rate upon which the interest rate on LIBOR Rate Loans and Base Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative, successor or replacement rate thereto (including any then-current index or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.2(b) – (e), will be similar to, or produce the same value or economic equivalence of, LIBOR or any other index, or have the same volume or liquidity as did the London interbank offered rate or any other index prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of an index, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower . The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any index, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(d) The Credit Agreement is further amended by adding the following sentence to the end of Section 6.1(a):

The Parent is a real estate investment trust, duly organized or formed, validly existing and in good standing under the laws of the State of Maryland, has the power and authority to own or lease its assets and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing, and authorized to do business, in each jurisdiction in which the character of its assets or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have a Material Adverse Effect.

(e) The Credit Agreement is further amended by restating Section 6.1(b) thereof in its entirety as follows:

(b) Ownership Structure. Part I of Schedule 6.1.(b) is, as of the Second Amendment Date, a complete and correct list of all Subsidiaries of the Parent, the General Partner and the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) in the case of Subsidiaries of the Borrower, whether such Subsidiary is a Material Subsidiary and/or an Excluded Subsidiary and whether such Subsidiary owns a Non-Controlled Property (and, if so, which one(s)). As of the Second Amendment Date, except as disclosed in such Schedule, (A) each of the Parent, the General Partner and the Borrower and its respective Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Second Amendment Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, the General Partner and the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent, the General Partner and the Borrower.

(f) The Credit Agreement is further amended by restating Section 6.1(e) thereof in its entirety as follows:

(e) Compliance with Law; Governmental Approvals. Each of the Parent, the General Partner, the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval applicable to it and all other Applicable Laws (including, without limitation, Environmental Laws) relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(g) The Credit Agreement is further amended by restating Section 6.1(h) thereof in its entirety as follows:

(h) Affected Financial Institution. None of the Parent, the General Partner or any Loan Party is an Affected Financial Institution.

(h) The Credit Agreement is further amended by restating Section 6.1(i) thereof in its entirety as follows:

(i) Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Parent, the General Partner, the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

(i) The Credit Agreement is further amended by restating Section 6.1(j) thereof in its entirety as follows:

(j) Taxes. All federal, state and other tax returns of the Parent, the General Partner, the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, the Parent, the General Partner, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Second Amendment Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(j) The Credit Agreement is further amended by restating Section 6.1(p) thereof in its entirety as follows:

(p) Investment Company. None of the Parent, the General Partner, the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(k) The Credit Agreement is further amended by restating Section 6.1(x) thereof in its entirety as follows:

(x) Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i) None of (i) the Parent, the General Partner, the Borrower, any of their respective Subsidiaries, any of their respective directors, officers, or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees or Affiliates, or (ii) any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (A) is a Sanctioned Person or currently the express subject or express target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(ii) Each of the Parent, the General Partner, the Borrower and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Person and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(iii) Each of the Parent, the General Partner, the Borrower and their respective Subsidiaries, each director, officer, and to the knowledge of Borrower, employee, agent and Affiliate of the Parent, the General Partner, the Borrower and their respective Subsidiaries, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(iv) No proceeds of any Loan or Letter of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 9.13.(c).

(l) The Credit Agreement is further amended by restating Section 6.1(y) thereof in its entirety as follows:

(y) REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(m) The Credit Agreement is further amended by adding the following sentence to the end of Section 7.1:

The Parent shall preserve and maintain its existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

(n) The Credit Agreement is further amended by adding the following sentence to the end of Section 7.2:

The Parent shall, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

(o) The Credit Agreement is further amended by adding the following sentence to the end of Section 7.6:

The Parent shall pay and discharge when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Parent in accordance with GAAP.

(p) The Credit Agreement is further amended by restating Section 7.11 thereof in its entirety as follows:

Section 7.11. Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.

The Parent, the General Partner and the Borrower will (a) maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the General Partner, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

(q) The Credit Agreement is further amended by restating Section 7.12 thereof in its entirety as follows:

Section 7.12. REIT Status.

The Parent shall at all times maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

(r) The Credit Agreement is further amended by restating Section 7.13 in its entirety as follows:

Section 7.13. Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the NYSE American or other national exchange which is subject to price quotations on The NASDAQ Stock Market’s National Market System (or any successor exchanges or quotation systems thereto).

(s) The Credit Agreement is further amended by restating clauses (b) and (c) of Section 7.14 thereof in their entirety as follows (for the avoidance of doubt the remainder of Section 7.14 shall remain as in effect prior to the Second Amendment):

(b) Within 10 Business Days of the date on which any of the following conditions first applies to either the Parent or the General Partner, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) the Parent/General Partner Guaranty executed by such Person and (ii) the items that would have been delivered under subsections (iv) through (viii) of Section 5.1.(a) if such Person had been required to become a Guarantor on the Agreement Date:

(x) the Parent or General Partner, as the case may be, Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Borrower or any Subsidiary of the Borrower; or

(y) the Parent or General Partner, as the case may be, fails to satisfy the requirements of Section 9.14 hereto.

(c) The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Subsidiary of the Borrower that is a Guarantor from the Guaranty so long as: (i) such Guarantor is not required to be a party to the Guaranty under the immediately preceding subsection (a); (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iii) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(t) The Credit Agreement is further amended by adding the following clause (t) to Section 8.4:

(t) Promptly, upon any change in the tax identification number of the Borrower, and in any event within ten (10) Business Days of a Responsible Officer of the Borrower obtaining knowledge thereof, evidence of such new tax identification number issued by the appropriate Governmental Authority in form and substance satisfactory to the Administrative Agent.

(u) The Credit Agreement is further amended by restating clauses (a), (b), (c), (f), (g), (l) and (s) of Section 8.4 thereof in their entirety as follows (for the avoidance of doubt, except as otherwise set forth herein, the remainder of Section 8.4 shall remain as in effect prior to the Second Amendment):

(a) Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Borrower or its partners by its independent public accountants;

(b) Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Parent or any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c) Promptly upon the mailing thereof to the shareholders of the Parent or the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the General Partner, the Borrower, any Subsidiary or any other Loan Party;

(f) To the extent the Parent, the General Partner, any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, the General Partner, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(g) A copy of any amendment to the agreement of limited partnership or other organizational documents of the Borrower within fifteen (15) Business Days after the effectiveness thereof, other than an amendment to such agreement of limited partnership to reflect issuances of additional interests in the Borrower as authorized by such agreement;

(l) In the event the Parent does not provide the balance sheet of the Parent and its Subsidiaries and the related consolidated statements of operations, shareholders’ equity and cash flows for any quarterly or annual period on Form 10-K or 10-Q filed with the Securities and Exchange Commission, the Borrower shall deliver such information to the Administrative Agent for distribution to the Lenders as soon as available and in any event no later than 50 days after the end of each of the first, second and third fiscal quarters of the Parent and 90 days after the end of each fiscal year of the Parent;

(s) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition or results of operations of the Parent, the General Partner, the Borrower, any of their respective Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request; and

(v) The Credit Agreement is further amended by restating Section 9.1.(i) thereof in its entirety as follows:

(i) Dividends and Other Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment if an Event of Default shall have occurred and is continuing; except that the Borrower may, subject to the immediately following sentence, (i) declare and make cash distributions to its partners during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Parent to maintain its status as a REIT and (ii) make cash distributions to the Parent to the extent required to fund administrative and operating expenses of the Parent to the extent attributable to any activity of or with respect to the Parent that is not otherwise prohibited by this Agreement (including liabilities incurred in connection with its maintenance of corporate status, preparation of Securities and Exchange Commission filings, accountant’s fees and similar administrative matters). Notwithstanding the foregoing, if an Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall have occurred and is continuing, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payment to any Person other than to the Borrower or any Subsidiary.

(w) The Credit Agreement is further amended by restating Section 9.9. thereof in its entirety as follows:

Section 9.9. Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) compensation, bonus and benefit arrangements with employees, officers and trustees as permitted by Applicable Law, (b) transactions permitted by Section 9.5. to the extent among the Borrower, the other Loan Parties and other Subsidiaries, (c) Restricted Payments to the Parent and the other partners of the Borrower in accordance with Section 9.1.(i), (d) transactions relating to the Reorganization Transactions (as such term is defined in the Second Amendment) or (e) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(x) The Credit Agreement is further amended by adding the following Section 9.14:

Section 9.14. Parent and General Partner.

For so long as the Parent is not a Guarantor, the Parent’s assets shall consist solely of Equity Interests in the Borrower or Equity Interests in any Wholly Owned Subsidiaries (including the General Partner) whose assets consist solely of direct or indirect Equity Interests in the Borrower; provided, that the Parent may (A) have cash and other assets of nominal value incidental to its ownership of such Equity Interests, (B) maintain assets on a temporary or pass-through basis that are held for subsequent payment of dividends or other Restricted Payments not prohibited by this Agreement or any other Loan Document or for contribution to any Subsidiary for a period not in excess of ten (10) Business Days and (C) maintain reasonable reserves for liabilities of the type permitted by the remainder of this Section 9.14. In addition, none of the Parent, the General Partner, or any Wholly Owned Subsidiaries of the Parent whose assets consist solely of direct or indirect Equity Interests in the Borrower, shall have any liabilities other than liabilities that would be reflected in consolidated financial statements of the Borrower; provided, that the Parent may have (1) other liabilities incidental to its status as a publicly traded REIT and not constituting liabilities in respect of Indebtedness for borrowed money, including liabilities associated with employment contracts, employee benefit matters, indemnification obligations pursuant to purchase and sale agreements and tax liabilities, (2) nonconsensual obligations imposed by operation of Applicable Law, (3) immaterial intercompany obligations or other intercompany obligations owing by the Parent or any Subsidiary of the Parent that is not a Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower, (4) liabilities incurred in connection with its maintenance of corporate status, preparation of Securities and Exchange Commission filings, accountants’ fees and similar administrative matters, (5) liabilities to underwriters and private placement agents incurred under underwriting agreements and private placement agreements in connection with offerings of securities by the Parent, (6) liabilities arising in connection with litigation or similar matters arising in the ordinary course of business, and (7) liabilities of a kind similar to those described above which are not, individually or in the aggregate, material to the Parent, the Borrower and their Subsidiaries taken as a whole.

(y) The Credit Agreement is further amended by restating clauses (e), (f), and (l) of Section 10.1. thereof in their entirety as follows (for the avoidance of doubt the remainder of Section 10.1 shall remain as in effect prior to the Second Amendment):

(e) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party, the Parent, the General Partner, or any Significant Subsidiary, shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding- up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, the Parent, the General Partner, or any other Significant Subsidiary, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(l) Change of Control/Change in Management.

(i) (x) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting securities of the Parent, (y) the Parent shall cease to own, directly or indirectly, greater than 50% of the partnership interests of the Borrower or (z) the Parent ceases to, directly or indirectly, have the power to exercise management and control of the Borrower; or

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12 month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute two-thirds (2/3) of the Board of Trustees of the Parent then in office; or

(iii) Any Person other than the General Partner, the Parent or any Wholly Owned Subsidiary of the Parent shall become the general partner of the Borrower; or

(iv) The Parent shall cease to be the sole member of the General Partner.

(z) The Credit Agreement is further amended by restating Section 12.15 thereof in its entirety as follows:

Section 12.15. Obligations with Respect to Loan Parties and other Persons.

The obligations of the Borrower including those obligations with respect to actions or inactions by the Parent, the General Partner or any Wholly Owned Subsidiary of the Parent and those obligations to direct or prohibit the taking of certain actions by other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control the Parent, the General Partner or such Loan Parties. Any breach of any term, covenant, condition or agreement contained in this Agreement relating to the Parent, the General Partner or any Wholly Owned Subsidiary of the Parent shall be deemed to be breach of such term by the Borrower.

(aa) The Credit Agreement is further amended by restating Section 12.21 thereof in its entirety as follows:

Section 12.21. Limitation of Liability of Trustees, Etc.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE AGENT AND THE LENDERS SHALL LOOK SOLELY TO THE BORROWER AND THE OTHER LOAN PARTIES FOR THE ENFORCEMENT OF ANY CLAIM AGAINST THE BORROWER AND SUCH LOAN PARTY UNDER OR IN RESPECT OF ANY OF THE LOAN DOCUMENTS AND ACCORDINGLY NEITHER THE TRUSTEES, OFFICERS, EMPLOYEES, SHAREHOLDERS NOR PARTNERS OF THE BORROWER, THE PARENT OR THE GENERAL PARTNER SHALL HAVE ANY PERSONAL LIABILITY FOR OBLIGATIONS ENTERED INTO BY OR ON BEHALF OF THE BORROWER OR ANY OTHER LOAN PARTY.

(bb) The Credit Agreement is further amended by replacing Schedule 6.1.(b) thereto with Schedule 6.1.(b) attached hereto.

(cc) The Credit Agreement is further amended by adding Exhibit R attached hereto as an exhibit thereto.

Section 2. Consent. The parties acknowledge that the Reorganization Transactions shall effect a change of control in violation of Section 10.1.(l) of the Credit Agreement. Notwithstanding Section 10.1.(l) of the Credit Agreement and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Administrative Agent and the Lenders hereby consent to the Reorganization Transactions as such Reorganization Transactions are described in the recitals hereto, including the change of control effected thereby and the Conversion. The Borrower hereby acknowledges and agrees that the consent contained in this Section 2 shall not waive or amend (or be deemed to be or constitute a consent with respect to, or modification or waiver of) any other covenant, term or provision in the Credit Agreement or any future compliance with any covenant, term or provision of the Credit Agreement except as otherwise expressly set forth herein.

Section 3. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following in form and substance satisfactory to the Administrative Agent:

(a) a counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and the Lenders;

(b) an opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Borrower, addressed to the Administrative Agent and the Lenders;

(c) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the General Partner, the Parent and the Borrower certified as of a recent date by the Secretary of State of the state of formation of such Person;

(d) a certificate of good standing (or certificate of similar meaning) with respect to the General Partner, the Parent and the Borrower issued as of a recent date preceding the Merger by the Secretary of State of the state of formation of each such Person;

(e) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Loan Documents including Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(f) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each such Person of (A) the by-laws of the General Partner, the Parent and the Borrower, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) in the case of the Borrower, all necessary action taken by the Borrower to authorize the execution, delivery and performance of this Amendment;

(g) the Merger shall have occurred or shall occur substantially simultaneous with the effectiveness of the Amendment;

(h) In the good faith judgment of the Administrative Agent:

(i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries or the Parent and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Second Amendment Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower, the General Partner or the Parent to enter into the Reorganization Transactions or this Amendment or to fulfill its obligations under the Loan Documents to which it is a party;

(iii) the Parent, the General Partner and the Borrower shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the Reorganization Transactions and the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (x) have a Material Adverse Effect, or (y) restrain or enjoin impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(i) the Borrower and, if applicable, the Parent and the General Partner shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with the requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations;

(j) each Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Loan Party or such Subsidiary, in each case at least five Business Days prior to the Second Amendment Date;

(k) evidence that all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and the arrangers, including without limitation, (i) the costs and expenses set forth in Section 8 hereto, and (ii) the reasonable fees and expenses of counsel to the Administrative Agent, have been paid; and

(l) such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Section 4. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. This Amendment has been duly executed and delivered by the duly authorized officers of the Borrower, and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b) Binding Effect. This Amendment and the Credit Agreement as amended by this Amendment constitute valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

(d) No Material Adverse Change. Since December 31, 2020, there has not been any material adverse condition or material adverse change in or affecting, nor has any circumstance or condition occurred that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole.

Section 5. Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties made or deemed made by the Borrower to the Administrative Agent and the Lenders in the Credit Agreement as amended by this Amendment and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full and such representations and warranties are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof immediately after giving effect to this Amendment except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited thereunder.

Section 6. Post-Closing Covenants. In consideration for the consents and amendments set forth herein, the Loan Parties agree to deliver the following:

(a) within ten (10) calendar days following the Second Amendment Date (or such longer period as approved by the Administrative Agent), certified copies of the material documents evidencing that the Conversion and all other Reorganization Transactions have been completed;

(b) within fifteen (15) calendar days following the Second Amendment Date (or such longer period as approved by the Administrative Agent), (i) solely to the extent any of the following have been modified since the respective documents and certificates provided prior to the Second Amendment Date pursuant to Section 3 above, (A) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the General Partner, the Parent and the Borrower certified as of a recent date by the Secretary of State of the state of formation of such Person, and (B) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each such Person of the by-laws of the General Partner, the Parent and the Borrower, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) a certificate of good standing (or certificate of similar meaning) with respect to the General Partner, the Parent and the Borrower issued as of a recent date after giving effect to the Reorganization Transactions certified by the Secretary of State of the state of formation of each such Person; and

(c) within fifteen (15) calendar days following the Second Amendment Date (or such longer period as approved by the Administrative Agent), (i) an opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Borrower, addressed to the Administrative Agent and the Lenders as to the effectiveness and enforceability of the Loan Documents against the Borrower after giving effect to the Reorganization Transactions and such other matters as reasonably requested by the Administrative Agent and (ii) a certificate duly executed by a Responsible Officer of the Borrower certifying to the effectiveness and enforceability of the Loan Documents against the Borrower after giving effect to the Reorganization Transactions.

The parties hereto agree that failure of the Borrower to satisfy the foregoing covenants in the time periods set forth herein (as the same may be extended by the Administrative agent as set forth herein) shall result in an immediate Event of Default under the Amended Credit agreement.

Section 7. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment is a Loan Document.

Section 8. Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 9. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. GOVERNING LAW.

(a) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b) In addition, except to the extent otherwise set forth herein, Sections 12.5 (Litigation; Jurisdiction; Other Matters; Waivers), 12.12 (Severability of Provisions) and 12.18 (Entire Agreement) of the Credit Agreement are hereby incorporated herein by reference mutatis mutandis.

Section 11. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application from and after the Second Amendment Date only. The Credit Agreement is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document.

Section 12. Release. In consideration of the amendments contained herein, the Borrower and each other Loan Party hereby waives and releases the Administrative Agent, each Lender and any Issuing Bank from any and all claims and defenses, whether known or unknown, with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby.

Section 13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 14. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended and Restated Credit Agreement and Consent to be executed as of the date first above written.

FEDERAL REALTY INVESTMENT TRUST (to become Federal Realty OP LP upon the effectiveness of the Reorganization Transactions)

By:	/s/ Dawn M. Becker
Name: Dawn M. Becker
Title: Executive Vice President-Corporate

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Bank and as a Lender

By:	/s/ Scott S. Solis
Name: Scott S. Solis
Title: Managing Director

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

PNC BANK, NATIONAL ASSOCIATION, as an Issuing Bank and as a Lender

By:	/s/ Katie Chowdhry
Name: Katie Chowdhry
Title: Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

REGIONS BANK, as a Lender

By:	/s/ William Chalmers
Name: William Chalmers
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

TRUIST BANK, as a Lender

By:	/s/ Ryan Almond
Name: Ryan Almond
Title: Director

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Timothy J. Tillman
Name: Timothy J. Tillman
Title: Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

TD BANK, N.A., as a Lender

By:	/s/ William M. Brandt, Jr.
Name: William M. Brandt, Jr.
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Thomas W. Nowak
Name: Thomas W. Nowak
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

CITIBANK, N.A., as a Lender

By:	/s/ Christopher Albano
Name: Christopher Albano
Title: Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Mind K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Douglas Darman
Name: Douglas Darman
Title: Director

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Lance Buxkemper
Name: Lance Buxkemper
Title: Executive Director

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Amended and Restated Credit Agreement

and Consent for Federal Realty Investment Trust]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Sacha Boxill
Name: Sacha Boxill
Title: Director

Schedule 6.1.(b)

Ownership Structure

[Omitted]

EXHIBIT R

FORM OF PARENT/GENERAL PARTNER GUARANTY

[Omitted]